Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Enters Into Contract to Acquire a Portfolio
of Fourteen Properties Located in South Carolina and Georgia

Acquisition is expected to increase the Company’s gross leasable square feet by over 600,000 square feet.

•
Presently, Wheeler owns 53 properties of which 19 are located in South Carolina and Georgia. Upon closing, the acquisitions will significantly expand the Company’s presence in the Southeast Region of the United States.

•	Portfolio consists of 603,142 gross leasable square feet, and has a combined occupancy of 92%, with grocery-anchored tenants that include Piggly-Wiggly, Harris Teeter and Bi-Lo.

Virginia Beach, VA – December 2, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has entered into a contract to acquire thirteen properties located in South Carolina and one property located in Georgia from a private third-party. The Company expects to close on the properties in the first quarter of 2016 and will use a combination of cash, debt and operating partnership units to acquire the assets.

Jon S. Wheeler, Chairman and Chief Executive Officer of Wheeler, stated, “We are pleased to enter into this contract and believe the assets will be a valuable addition to our property portfolio. The properties provide a unique opportunity to significantly enhance our presence in South Carolina, and complements our regional office in Charleston. The 14 grocery-anchored properties are located in what we believe to be progressive secondary and tertiary markets throughout the southeast, an area we know quite well and have a combined occupancy rate of 92%. We intend to fund a portion of this acquisition utilizing our operating partnership units and anticipate that these assets will be immediately accretive to earnings which will improve the Company’s profitability and therefore increase value for our shareholders over the long term.”

Closing of the transaction is further subject to customary closing conditions, and the Company is currently conducting due diligence on the fourteen assets.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company's statements regarding: (a) the Company’s ability to acquire the properties and anticipated closing in the first quarter of 2016; (b) the Company’s anticipated use of a combination of cash, debt and operating partnership units to acquire the properties; and (c) the Company’s expected ability to generate revenue from the properties, potential increase in the value of its property portfolio and the anticipated profitability are forward-looking statements. There are a number of important factors that could cause the Company's results to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com